Exhibit 99.1

FORM HOLDINGS REPORTS FIRST QUARTER 2017 RESULTS

XpresSpa and Group Mobile Subsidiaries Deliver Strong Q1 2017 Growth

NEW YORK – May 15, 2017 – FORM Holdings Corp. (NASDAQ: FH), a diversified holding company, today announced financial results for the first quarter ended March 31, 2017.

First Quarter Highlights

•	Consolidated revenues were $14.6 million in the first quarter of fiscal 2017, an increase of 615% year-over-year, driven primarily by the positive impact from acquisitions
•	Revenues in the Wellness segment, which consists of XpresSpa, were $11.0 million for the first quarter of 2017 compared to zero in the first quarter of 2016; XpresSpa was acquired in December 2016
o	XpresSpa total revenue grew 18% (compared to the pre-acquisition first quarter 2016)
o	XpresSpa comparable store sales* grew 7% in Q1
o	Approximately 20% store-level gross profit margin
•	Revenues in the Technology segment, which is comprised of Group Mobile and the developmental asset FLI Charge, grew 172% in the first quarter of 2017 as compared to the same period last year driven by the strength of Group Mobile
o	Group Mobile generated $3.5 million in revenue in Q1 2017, an increase of 173% from Q1 2016
o	Group Mobile generated $4.1 million in bookings and committed orders* in the first quarter of 2017, an increase of 97% from the prior year
o	Expanded gross margins by approximately 300 basis points to 16% in Q1 2017 from 13% in Q1 2016
o	Acquired Excalibur Integrated Systems, expanding technology services and customer base
•	Extended terms of $6.5 million note by one year to 2019 with no additional consideration
•	Realigned reporting segments into Wellness, Technology and Intellectual Property to better reflect financial and human capital resources

*Comparable-store sales, store-level contribution margin and bookings and customer commitments are non-GAAP financial measures; see "Use of Non-GAAP Financial Measures" below.

“We are pleased with our top-line growth we achieved in both of our growth segments during the first quarter and the progress we are making on integrating and optimizing each, putting us on track to meet our guidance for 2017,” said Andrew D. Perlman, FORM's Chief Executive Officer. “We made several transformative changes in the last year that established our presence in the travel, health and wellness industries and redefined our presence in the technology industry. Since then, we have continued our strategic evolution and our leadership team has been focused on refining our operating model as we manage through the integration process, being vigilant in our review of cost structures to ensure the full potential of the market opportunities unique to each segment.

“Within our Wellness segment, we remain excited about the current and future growth we are generating against an anemic retail industry landscape, highlighting the differentiated nature of our business. From an operational standpoint, we have heightened conviction that the initiatives in place at XpresSpa, which include improving our culture, maximizing customer impressions, increasing brand awareness and enhancing productivity are having their desired impact. Within our Technology segment, Group Mobile has transformed into a full-service integrated solutions provider through the addition of a growing services business, and our new platform is providing a strong point of differentiation and enabling us to achieve strong year-over-year revenue growth. Our execution on these initiatives is central to our goal of accelerating growth, achieving profitability and delivering long-term sustainable value for our shareholders.

“We incurred a disproportionately high level of expenses in the first quarter related to integration, but this will moderate in the second quarter as we complete this transition. We anticipate improved cash flow and and enhanced margins in the second half of the year. Our integration process has allowed greater insight into all our businesses and we are making the necessary changes, including seeking strategic alternatives for our non-core assets, and cutting costs both at the parent and subsidiary level to drive growth and put the company on a path toward profitability. We are committed to maximizing returns on our capital and look forward to demonstrating our progress in the quarters to come.”

Operating Results

For the first quarter of fiscal 2017, the Company reported total revenue of $14.6 million, an increase of 615% as compared to the same period in the prior year, primarily driven by the acquisition of XpresSpa in December 2016 and Excalibur in February 2017.

Gross profit margin for the first quarter expanded to 19% from 10% in the first quarter of the prior year due to the increase in revenue and shift in the mix of business operations.

Total operating expenses were $20.7 million for the first quarter of 2017 as compared to $5.7 million for the same period last year due to an increase in cost of sales as a result of the acquisitions, higher merger, acquisition and integration costs and an increase in stock-based compensation expense.

Operating loss was $6.0 million for the first quarter of fiscal 2017 as compared to a loss of $3.6 million in the first quarter of fiscal 2016. The Company’s operating loss for the first quarter of fiscal 2017 included approximately $0.5 million of merger, acquisition and integration costs and $0.7 million of stock-based compensation expense. The first quarter of fiscal 2016 included $0.4 million of stock-based compensation expense.

Segment Operating Results

Wellness

Revenue for the Wellness segment, which consists of XpresSpa, was $11.0 million in the first quarter of fiscal 2017 following the acquisition of XpresSpa in December 2016. Comparable-store sales increased 7%, reflecting the Company’s store-level design and labor initiatives. As anticipated, the Company’s performance was negatively impacted by the shift of the Easter holiday out of the first quarter and into the second quarter of fiscal 2017. In addition, revenue was negatively affected by aiport closures in the Northeast as a result of a major winter snowstorm in March. As a reminder, traditionally approximately 21% of revenues are generated in the first quarter.

Gross margin, which includes store-related labor expenses, for the first quarter was 20%. The Company anticipates that this will improve as it integrates XpresSpa’s corporate functions and optimizes the segment’s performance.

Operating loss in the Wellness segment was $2.4 million, including approximately $0.5 million of merger, acquisition and integration costs, $0.6 million of XpresSpa brand amortization and $1.1 million of leasehold and equipment depreciation. Operating loss before depreciation, amortization and integration costs was $0.2 million.

During the first quarter of fiscal 2017, the Company opened one in-line XpresSpa unit in New York's John F. Kennedy International Airport and closed two airline employee kiosks that did not align with the Company’s strategy. At the end of the first quarter of 2017, XpresSpa operated 53 locations in 22 airports. Since then, the Company has opened its first XpresSpa in Phoenix Sky Harbor International Airport and anticipates opening one additional location, also in Phoenix Sky Harbor International Airport, at the end of May 2017. For the fiscal 2017 full year, the Company currently has five new store openings scheduled.

Technology

Revenue for the Technology segment was $3.5 million in the first quarter of fiscal 2017, up 172% from the same period last year driven by the strength of Group Mobile. Bookings and customer commitments in the first quarter were $4.1 million, an increase of 97% compared to the first quarter of 2016.

Gross profit margin for the first quarter was 16%, compared to 13% in the first quarter of fiscal 2016.

Operating loss in the Technology segment was $1.5 million, compared to a loss of $1.1 million in the prior year quarter. The increase in operating loss was primarily attributable to development activities for FLI Charge and expansion of workforce for Group Mobile.

Intellectual Property

The Company’s intellectual property segment generated $0.1 million in revenue, compared to $0.8 million in the same period last year.

Balance Sheet & Cash Flows

As of March 31, 2017, the Company had current assets of $17.7 million, a cash balance of $11.7 million and long-term debt of $6.5 million.

Net cash used in operations for the first quarter of 2017 was $4.9 million, compared to net cash used in operations of $5.4 million in the same period of the prior year. The Company had approximately $2.8 million in non-recurring cash expenditures related to the merger, acquisition and integration of XpresSpa, capital expenditures and financing matters associated with the acquisition of Excalibur. A table of the aforementioned items is contained on page 20 of FORM’s most recently filed Quarterly Report on Form 10-Q. The Company anticipates that cash and anticipated cash flow from operations, along with the sale of non-core assets, will provide sufficient capital to support the growth of the business, including opening new XpresSpa locations, maintaining existing XpresSpa locations and purchasing inventory for Group Mobile, for the foreseeable future.

In addition, following the close of the first quarter, XpresSpa completed an one-year extension of its $6.5 million term loan to 2019, with no additional consideration.

2017 Outlook

Mr. Perlman concluded, “We are confident in our outlook for fiscal 2017. By the end of the second quarter, we expect to have resolved all outstanding litigation at XpresSpa, right-sized the cost structures of our wellness and technology businesses and refined our capital allocation framework to ensure that we are achieving the best possible returns on capital for our shareholders. As a result, we expect to realize improved cash flow in the second half of 2017 and to begin enjoying the resultant leverage of our fixed cost base as revenues continue to grow.”

The Company is reaffirming its previously issued guidance for 2017 of over $70 million of consolidated revenue, of which approximately $50 million is expected to come from XpresSpa based on approximately 10% comparable store sales growth and new store locations. Group Mobile is expected to generate the remaining $20 million by adding new products, exploring new distribution verticals, such as military and government, and increasing its geographic coverage. Group Mobile is expected to be profitable for 2017. Regarding the seasonality of the business, the second quarter typically represents approximately 26% of annual revenue in the wellness segment, and 37% of annual revenue in the technology segment. In addition, the Company will continue to have the benefit of the $139 million net operating loss carryforward relating to losses generated in prior years, and will have the ability to utilize the carryforward against future federal and state income taxes.

Conference Call Information

FORM will host a conference call and audio webcast today, May 15, 2017, at 4:30 p.m. ET, to discuss financial results for the first quarter of fiscal 2017.

Join the Conference Call via Webcast

1.	Visit the Investor Relations section of the Company’s website at www.formholdings.com. Visitors to the website should select the “Investors” tab and navigate to the “Events” link to access the webcast.
2.	Enter your First Name, Last Name, Company, and Email Address and select "Submit".
3.	Select the "Launch Webcast" icon to view the event.

Join the Conference Call via Assisted Dial-In

To access the conference call by telephone, interested parties should dial (888) 428-7458 (U.S and Canada dial-in) or (862) 255-5400 (Toll) (For international dial-in) and reference FORM Holdings.

Use of Non-GAAP Financial Measures

XpresSpa uses GAAP and non-GAAP measurements to assess the trends in its business. Items XpresSpa reviews on an ongoing basis are revenues, Comp Store Sales (which it defines as sales from stores opened longer than a year compared to the same period sales of those stores a year ago), number of transactions (which is a way to measure traffic in spas). The table below shows XpresSpa sales and Comp Store Sales:

	Q1 2017	Q1 2016 (unaudited)
Comp	$9,656,956	$9,010,934
Non-Comp	$1,327,125	$307,112
Total Sales	$10,984,081	$9,318,046
Total Sales growth	18%
Comp Growth	7%

In addition, XpresSpa monitors stores' performance compared to its model store metrics to ensure that it is consistently opening spas that have the same or similar return dynamics as historical stores. XpresSpa believes the trends exhibited by its business are strong and substantiate its continued investment in additional locations and infrastructure.

Group Mobile uses bookings and customer commitments as a non GAAP measure to assess the health of the business. They represent orders placed and orders committed from the customers, which will be fulfilled in the future. Group Mobile expects to recognize bookings and commitments from customers as revenues throughout 2017.

About FORM Holdings Corp.

FORM Holdings Corp. (Nasdaq: FH) is a publicly held diversified holding company that specializes in identifying, investing in and developing companies with superior growth potential. FORM's current holdings include XpresSpa, Group Mobile, FLI Charge, Infomedia and intellectual property assets. XpresSpa is the world's largest airport spa company. Group Mobile is a provider of rugged, mobile and field-use computing products, serving customers worldwide. FLI Charge designs, develops, licenses, manufactures and markets wireless conductive power and charging solutions. Infomedia is a leading provider of customer relationship management and monetization technologies to mobile carriers and device manufacturers. FORM Holdings' intellectual property division is engaged in the development and monetization of intellectual property. To learn more about FORM Holdings Corp., visit: www.FormHoldings.com.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to FORM Holdings as of today's date, and are not guarantees of the future performance of the company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in FORM’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning FORM, or other matters and attributable to FORM or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. FORM does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Contacts

FORM Holdings

Jeff Sonnek

ICR

646-277-1263

Jeff.Sonnek@icrinc.com